                                  Exhibit 11

                       Computation of Earnings Per Share

                                                                           Year Ended December 31,
                                           ----------------------------------------------------------------------------------------
                                                      1996                          1995                            1994
                                           --------------------------    --------------------------     ---------------------------
                                                              Fully                         Fully                           Fully
                                             Primary         Diluted       Primary         Diluted        Primary          Diluted
                                           -----------     ----------    -----------     ----------     -----------      ----------
AVERAGE COMMON AND COMMON

EQUIVALENT SHARES OUTSTANDING

1.  Average common shares outstanding (1)   14,703,572     14,703,572     14,538,199     14,538,199      13,499,352      13,499,352


2.  Net additional shares assuming stock
    options exercised and proceeds used to
    purchase treasury stock.                   552,057        552,057        684,227        868,568         578,424         694,273
                                           -----------    -----------    -----------    -----------     -----------     -----------

3.  Average number of common and common
    equivalent shares outstanding           15,255,629     15,255,629     15,222,426     15,406,767      14,077,776      14,193,625
                                           ===========    ===========    ===========    ===========     ===========     ===========

EARNINGS

4(a) Net income from continuing
       operations                          $ 2,105,000    $ 2,105,000    $ 7,062,000    $ 7,062,000     $ 3,272,000     $ 3,272,000

4(b) Net income from discontinued
       operations                           16,404,000     16,404,000     16,610,000     16,610,000      14,487,000      14,487,000

4(c) Net income                            $18,509,000    $18,509,000    $23,672,000    $23,672,000     $17,759,000     $17,759,000
                                           ===========    ===========    ===========    ===========     ===========     ===========

PER SHARE AMOUNTS

4(a) Net income from continuing
       operations per share
       (line 4(a)/line 3)                  $      0.14    $      0.14    $      0.47    $      0.46     $      0.23     $      0.23

4(b) Net income from discontinued
       operations per share
       (line 4(b)/line 3)                  $      1.07    $      1.07    $      1.09    $      1.08     $      1.03     $      1.02
                                           -----------    -----------    -----------    -----------     -----------     -----------

4(c) Net income per share
     (line 4(c) / line 3)                  $      1.21    $      1.21    $      1.56    $      1.54     $      1.26     $      1.25
                                           ===========    ===========    ===========    ===========     ===========     ===========

Note: In all periods, earnings per share were calculated using the treasury stock method. Fully diluted earnings per share are not presented as they are less than 3% dilutive.

(1)   Average shares outstanding include common stock, and Class A common stock.

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